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                                  EXHIBIT 99.1


Artificial Life Announces Fourth Quarter Charge

Boston, MA - December 4, 2000 - Artificial Life, Inc. (NASDAQ: ALIF), a leading provider of intelligent software robot technology for the Internet, announced today that it received a communication from a customer that placed into question the collectibility of a license fee receivable in the amount of $1,925,000, recorded in the third quarter, from that customer. The customer had licensed the Company's technology to work with certain major insurance companies to provide web-based services to customers in the Asian and Latin American markets using Alife SmartBots(TM).

Based upon discussions with the customer after receipt of the communication, it was determined that unforeseen events unrelated to Artificial Life, which occurred late in November 2000, have negatively impacted the customer's business outlook placing in doubt the customer's ability to meet its obligations to the Company. Therefore, the Company has determined to fully reserve for the collection of the outstanding receivable resulting in a charge to fourth quarter earnings.

"Although we intend to pursue all possible avenues toward a positive resolution of this transaction, it is uncertain that these efforts will be successful. As a result, we will take a full reserve for this receivable. We believe this is the appropriate action at this time," said Eberhard Schoneburg, CEO and Chairman of Artificial Life.

About Artificial Life

Founded in 1994, Artificial Life, Inc. (NASDAQ: ALIF) develops, markets, and supports intelligent software robots for the Internet. The company offers uniquely conversational bot-based products for customer service, consultative selling, Web-based learning, Web site navigation, automated e-mail response, and financial portfolio management. Major customers of the Artificial Life Group include, among others, Pioneer Investment Management, Inc., Credit Suisse First Boston, UBS, Advance Bank, Eagle Star, and MobilCom. The Company recently won a Massachusetts Interactive Media Council (MIMC) award in the category of "Enabling Technologies-User Applications"

Artificial Life, Inc. is headquartered in Boston, Massachusetts, U.S.A, and maintains subsidiaries in Switzerland, Germany, Russia and Hong Kong. Detailed information about Artificial Life, Inc. and its products is available at www.artificial-life.com

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995:
Statements in this press release regarding Artificial Life, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in
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the forward-looking statements, see "Risk Factors" in the Company's Annual
Report or Form 10-K for the most recently ended fiscal year.

Robert Pantano
Artificial Life, Inc.
Tel: (+1) 617-266-5542
Fax: (+1) 617-266-5779
E-mail: rp@artificial-life.com